Exhibit 99.1

TPG Capital Completes Acquisition of PRIMEDIA Inc.

ATLANTA (July 13, 2011)—PRIMEDIA Inc. (NYSE: PRM) today announced the completion of its acquisition by affiliates of TPG Capital.

Under the terms of the merger agreement, holders of the outstanding shares of PRIMEDIA common stock are entitled to receive $7.10 per share in cash, representing a transaction enterprise value of approximately $525 million. As a result of the merger, PRIMEDIA’s common stock will no longer be listed for trading on the New York Stock Exchange.

About PRIMEDIA

PRIMEDIA helps millions of consumers nationwide find apartments, houses for rent or new homes for sale through its innovative Internet, mobile and print solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, NewHomeGuide.com and Rentals.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property management companies, landlords, new home builders and real estate professionals. For more information, visit www.primedia.com.

About TPG Capital

TPG Capital is a leading global private investment firm founded in 1992 with $48 billion of assets under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. TPG Capital seeks to invest in world-class franchises across a range of industries. The firm’s investments in fast growing Internet companies and media franchises have included Sabre/Travelocity/Lastminute, Hotwire, Univision and Creative Artists Agency (CAA). TPG Capital also has Internet retail and e-commerce expertise via multiple online platforms that have included NeimanMarcus.com, PETCO.com, JCrew.com and Become.com.

Forward-looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, general economic trends and conditions and, in particular, related adverse trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition;

the implementation and results of the Company’s ongoing strategic and cost-cutting initiatives; the demand by customers for the Company’s products and services; and expenses or adverse results from litigation. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of July 13, 2011. The Company undertakes no duty to update or otherwise revise the information contained in this release.

Contacts:

For PRIMEDIA

Jeff Grossman

Solebury Communications Group

678-421-3800

IR@primedia.com

For TPG

Lisa Baker

Owen Blicksilver PR, Inc.

914-725-5949

Lisa@Blicksilverpr.com